UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 25, 2018

International Paper Company

(Exact name of registrant as specified in its charter)

Commission file number 1-3157

New York	13-0872805
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6400 Poplar Avenue, Memphis, Tennessee	38197
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (901) 419-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS.

Item 1.01. Entry into a Material Definitive Agreement.

On September 25, 2018, International Paper Company (the “Company”) entered into an agreement (the “Agreement”) with The Prudential Insurance Company of America (“Prudential”) relating to the Retirement Plan of International Paper Company (the “Plan”). Under the Agreement, the Company will purchase a group annuity contract from Prudential and transfer to Prudential the future benefit obligations and annuity administration for approximately 23,000 retirees (or their beneficiaries) receiving less than $1,000 monthly benefit payments from the Plan (“Transferred Participants”).

Upon issuance of the group annuity contract, the pension benefit obligations and annuity administration for the Transferred Participants will be irrevocably transferred to Prudential, which will irrevocably guarantee the pension benefits of the Transferred Participants. By transferring these obligations to Prudential, the Company will reduce its U.S. qualified pension plan liabilities by approximately $1.6 billion, or 13%. The purchase of the group annuity contract will be funded directly by the Plan’s assets. The transactions contemplated by the Agreement are subject to closing conditions that are customary for transactions of this nature, including certain termination clauses. Assuming all of the closing conditions are met, the Company expects the transactions to be completed on October 2, 2018. Subject to certain conditions set forth in the Agreement, all Transferred Participants will continue to receive their benefits from the Plan until the end of 2018, at which time Prudential will assume responsibility for administrative and customer service support, including distribution of payments to the Transferred Participants.

As a result of the transactions contemplated by the Agreement, the Company expects to recognize a non-cash pension settlement charge of approximately $400 million before tax ($300 million after tax) in the fourth quarter of 2018.

The foregoing summary of the Agreement is qualified in its entirety by reference to the text of the Agreement, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2018.

Certain statements in this Current Report on Form 8-K are or may be considered forward-looking statements, such as statements relating to the financial impact of the transactions contemplated by the Agreement. These statements reflect Company management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to (i) the successful fulfillment or waiver of all closing conditions contained in the Agreement without unexpected delays or conditions; (ii) the successful closing of the transactions contemplated by the Agreement within the estimated timeframe; (iii) the failure to realize the expected benefits from the transaction or delay in realization thereof; (iv) the amount and timing of the expected settlement charge; and (v) other factors that can be found in the Company’s press releases and Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Paper Company

Date: October 1, 2018	By:	/s/ SHARON R. RYAN
		Name:	Sharon R. Ryan
		Title:	Senior Vice President, General Counsel and Corporate Secretary

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